Exhibit 10.1

Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of April 1, 2019 by and among Workhorse Group Inc., a Nevada corporation (the “Borrower”), Wilmington Trust, National Association, in its capacity as agent (the “Agent”), and the Lenders (as defined below) party hereto.

WHEREAS, the Borrower, the financial institutions from time to time party thereto as lenders (collectively, with their permitted successors and assignees, the “Lenders”), and the Agent are party to that certain Credit Agreement, dated as of December 31, 2018 (as amended by that certain First Amendment to Credit Agreement, dated as of March 13, 2019, the “Credit Agreement”), pursuant to which the Lenders have extended credit to the Borrower on the terms set forth therein;

WHEREAS, pursuant to Section 10.1 of the Credit Agreement, the Credit Agreement may be amended by an instrument in writing signed by the Borrower and the Lenders; and

WHEREAS, the Borrower and the Lenders desire to amend certain provisions of the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions; Loan Document. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

2. Amendment to Section 1.1. The following definitions are hereby amended and restated as follows:

“Debt Service Coverage Ratio” means the ratio, as of any date of determination, of (a) EBITDA for the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 6.1.1 or Section 6.1.2, as applicable, have been delivered (or are required to have been delivered), in each case for the Borrower and its Subsidiaries on a consolidated basis to (b) the sum of (x) Interest Expense and (y) any payments in respect of operating leases, in each case of clauses (a) and (b) for the Borrower and its Subsidiaries on a consolidated basis; provided that for purposes of calculating the Debt Service Coverage Ratio (i) as of December 31, 2019, clause (a) above shall be calculated as (X) the consolidated EBITDA of the Borrower and its Subsidiaries for the Fiscal Quarter ended December 31, 2019 multiplied by (Y) four, (ii) as of March 31, 2020, clause (a) above shall be calculated as (X) the consolidated EBITDA of the Borrower and its Subsidiaries for the Fiscal Quarters ended December 31, 2019 and March 31, 2020 multiplied by (Y) two, and (iii) as of June 30, 2020, clause (a) above shall be calculated as (X) the consolidated EBITDA of the Borrower and its Subsidiaries for the Fiscal Quarters ended December 31, 2019, March 31, 2020 and June 30, 2020 multiplied by (Y) four divided by three.

“Interest Period” means, with respect to each Loan, (a) initially, the period commencing on the date of the making of such Loan and ending on the day before the Interest Payment Date immediately succeeding the date of the making of such Loan, and (b) thereafter, the period commencing on the first day after the end of the previous Interest Period and ending on the earlier of (i) the day before the immediately succeeding Interest Payment Date and (ii) the day before the Maturity Date; provided, however, that (A) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (C)-(D) below) to the next succeeding Business Day, (B) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to and including the last day of the Interest Period, (C) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day and (D) other than with respect to the initial Interest Period hereunder, with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is three months after the date on which the Interest Period began, as applicable.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Funded Debt as of such date to (b) EBITDA for the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 6.1.1 or Section 6.1.2, as applicable, have been delivered (or are required to have been delivered), in each case for the Borrower and its Subsidiaries on a consolidated basis; provided that for purposes of calculating the Total Leverage Ratio (i) as of December 31, 2019, clause (b) above shall be calculated as (X) the consolidated EBITDA of the Borrower and its Subsidiaries for the Fiscal Quarter ended December 31, 2019 multiplied by (Y) four, (ii) as of March 31, 2020, clause (b) above shall be calculated as (X) the consolidated EBITDA of the Borrower and its Subsidiaries for the Fiscal Quarters ended December 31, 2019 and March 31, 2020 multiplied by (Y) two, and (iii) as of June 30, 2020, clause (b) above shall be calculated as (X) the consolidated EBITDA of the Borrower and its Subsidiaries for the Fiscal Quarters ended December 31, 2019, March 31, 2020 and June 30, 2020 multiplied by (Y) four divided by three.

3. Amendment to Section 2.3.3. Section 2.3.3 of the Credit Agreement is hereby amended and restated as follows:

Computation of Interest. Interest on the Unused Tranche Two Commitment and the Loans shall be computed on the basis of a 360-day year for the actual number of days elapsed, from the first day to and including the last day of the Interest Period.

4. Amendment to Section 2.4.2. A new clause (c) to Section 2.4.2 of the Credit Agreement is hereby added as follows:

“(c) If any Loan Party receives Net Cash Proceeds from a sale or disposition of Surefly, Inc. or any portion of its related business and assets permitted by Section 7.4(b)(i), the Borrower shall notify the Lenders and the Agent thereof. Unless the Required Lenders shall have sent written notice to the Borrower, by the fourth Business Day after the date on which the applicable Loan Party received such proceeds, declining receipt of a prepayment under this Section 2.4.2(c), the Borrower shall prepay outstanding Tranche One Loans within five Business Days after such receipt in an amount equal to 20% of such Net Cash Proceeds; provided that any prepayment under this Section 2.4.2(c) shall in no event exceed the sum of (i) the Tranche One Loans outstanding at the time of such prepayment, (ii) all accrued and unpaid interest on the principal amount of the Tranche One Loans required to be prepaid and (iii) any Prepayment Premium Amount due, pursuant to Section 2.12.2, in connection with such prepayment.”

5. Amendment to Section 2.7. Section 2.7 of the Credit Agreement is hereby amended and restated as follows:

“2.7 Application of Payments and Proceeds. Each prepayment of the outstanding Tranche One Loans pursuant to Section 2.4.1 shall be applied to the installments of principal on such Loan in the inverse order of maturity. Each prepayment of the outstanding Loans pursuant to Section 2.4.2 shall be applied first to the installments of principal on the Tranche One Loans in the inverse order of maturity and then to the installments of principal on the Tranche Two Loans in the inverse order of maturity; provided that prepayments pursuant to Section 2.4.2(c) shall be applied only to the installments of principal on the Tranche One Loans in the inverse order of maturity. Each prepayment of the outstanding Tranche One Loans and/or the Tranche Two Loans as determined by the Borrower pursuant to Section 2.4.3 shall be applied to the installments of principal on such Loan in the inverse order of maturity. The Tranche Two Commitment shall be permanently reduced in the amount of any prepayment of Tranche Two Loans pursuant to Section 2.4.2. If no Loans are outstanding at a time that a mandatory prepayment of Loans is required under Section 2.4.2(a) or Section 2.4.2(b), then the Tranche Two Commitment shall be permanently reduced in an amount equal to the Loans that would have otherwise been required to be prepaid. For the avoidance of doubt, the Tranche Two Commitment shall not be reduced by any prepayment of Tranche Two Loans pursuant to Section 6.9.”

6. Amendment to Section 2.13. Clause (a) of Section 2.13 is hereby amended and restated as follows: “[Reserved.]”.

7. Amendment to Section 7.19.1. Section 7.19.1 of the Credit Agreement is hereby amended and restated as follows:

“7.19.1 Liquidity. Not suffer or permit the Liquidity of the Borrower and its Subsidiaries to be less than $4,000,000 at any time, on or after April 30, 2019.”

8. Amendment to Section 7.19.2. Section 7.19.2 of the Credit Agreement is hereby amended and restated as follows:

“7.19.2. Total Leverage Ratio. Not suffer or permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2019, to be greater than the maximum ratio set forth in the table below opposite such date.

Date	Maximum Total Leverage Ratio

December 31, 2019	4.50:1.00
March 31, 2020	3.50:1.00
June 30, 2020	3.50:1.00
September 30, 2020	3.50:1.00
December 31, 2020	3.50:1.00
March 31, 2021	2.50:1.00
June 30, 2021	2.50:1.00
September 30, 2021	2.50:1.00”

9. Amendment to Section 7.19.3. Section 7.19.3 of the Credit Agreement is hereby amended and restated as follows:

“7.19.3. Debt Service Coverage Ratio. Not suffer or permit the Debt Service Coverage Ratio as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2019, to be greater than the maximum ratio set forth in the table below opposite such date.

Date	Debt Service Coverage Ratio

December 31, 2019	1.25:1.00
March 31, 2020	1.50:1.00
June 30, 2020	1.50:1.00
September 30, 2020	1.50:1.00
December 31, 2020	1.50:1.00
March 31, 2021	1.50:1.00
June 30, 2021	1.50:1.00
September 30, 2021	1.50:1.00”

10. Conditions to Effectiveness of Amendment. This Amendment shall become effective upon receipt by the Agent and the Lenders of counterpart signatures to this Amendment duly executed and delivered by the Agent, the Lenders and the Borrower.

11. Expenses. The Borrower agrees to pay on demand all expenses of the Lender (including, without limitation, the fees and out-of-pocket expenses of Covington & Burling LLP, counsel to the Lenders, and Duane Morris LLP, counsel to the Agent) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment.

12. Representations and Warranties. The Borrower represents and warrants to the Lenders and the Agent as follows:

(a) After giving effect to this Amendment, the representations and warranties of the Loan Parties contained in the Credit Agreement or any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date hereof (or as of a specific earlier date if such representation or warranty expressly relates to an earlier date).

(b) After giving effect to this Amendment, no Default or Event of Default under the Credit Agreement is continuing.

13. No Implied Amendment or Waiver. Except as expressly set forth in this Amendment, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Agent or the Lenders under the Credit Agreement or the other Loan Documents, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Credit Agreement or the other Loan Documents, all of which shall continue in full force and effect. Nothing in this Amendment shall be construed to imply any willingness on the part of the Agent or the Lenders to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Credit Agreement or the other Loan Documents.

14. Release. The Borrower hereby acknowledges and agrees that: (a) to its knowledge neither it nor any of its Affiliates have any claim or cause of action against any Lender or the Agent (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) under the Credit Agreement as of the date hereof and (b) to its knowledge, as of the date hereof, the Lenders and the Agent have heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Borrower under the Credit Agreement. Notwithstanding the foregoing, the Agent and the Lenders wish to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agent’s or the Lenders’ rights, interests and/or remedies under the Credit Agreement. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, the Borrower (for itself and its Affiliates and the successors and assigns of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge the Agent and the Lenders and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, in each case that exist or have occurred on or prior to the date of this Amendment which any Releasor has heretofore had or now shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, except for a Released Party’s gross negligence or willful misconduct as determined by a final, nonappealable judgment of a court of competent jurisdiction, prior to the date hereof arising out of, connected with or related in any way to the Credit Agreement, or any act, event or transaction related or attendant thereto, or the Agent’s or the Lenders’ agreements contained therein, or the possession, use, operation or control in connection therewith of any of the assets of the Borrower, or the making of any advance thereunder, or the management of such advance, in each case on or prior to the date of this Amendment.

15. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by e-mail (e.g., “pdf” or “tiff”) or fax transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

16. Governing Law. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PREPARED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

WORKHORSE GROUP INC. as the Borrower

By:	/s/ Duane Hughes
Name: Duane Hughes
Title: Chief Executive Officer

MARATHON STRUCTURED PRODUCT STRATEGIES FUND, LP

MARATHON BLUE GRASS CREDIT FUND, LP

MARATHON CENTRE STREET PARTNERSHIP, L.P.

TRS CREDIT FUND, LP
as Lenders

By: Marathon Asset Management LP, the investment advisor to each of the entities listed above

By:	/s/ Louis Hanover
Name: Louis Hanover
Title: CIO, Co-Managing Partner

WILMINGTON TRUST, NATIONAL ASSOCIATION as the Agent

By:	/s/ Jamie Roseberg
Name: Jamie Roseberg
Title: Banking Officer

Signature Page to Second Amendment to Credit Agreement